                                                                    EXHIBIT 99
                             LTC HEALTHCARE, INC.

                                 RISK FACTORS

All statements, other than statements of historical facts, included in this discussion of risk factors that address activities, events or developments that LTC Healthcare, Inc. (the "Company") expects, believes or anticipates will or may occur in the future, are forward looking statements. Actual events or results may differ materially from those discussed in the forward looking statements.

RECENTLY FORMED ENTITY; LACK OF INDEPENDENT OPERATING HISTORY

The Company is a recently-formed entity with no prior operating history. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of operating history or inability to rely on the financial and other resources of LTC Properties, Inc. ("LTC"). Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. The Company expects to be able to access capital markets or to seek other financing, but there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company.

ANTICIPATED OPERATING LOSSES

Because the Company was recently formed and owns a significant amount of real estate that is highly leveraged, it is anticipated that the Company will incur operating losses. Due to the anticipated operating losses, the Company may not be in a position to utilize tax benefits associated with net operating loss carryforwards.

POSSIBLE CONFLICTS WITH LTC

The Company Board consists of Andre C. Dimitriadis, who is currently Chairman and Chief Executive Officer of LTC and who serves in the same positions with the Company, James J. Pieczynski, who is currently President and Chief Financial Officer of LTC and who serves in the same positions with the Company, and Steven Stuart and Bary G. Bailey, who are not affiliated with LTC. The executive officers of the Company include Mr. Dimitriadis, Mr. Pieczynski, Christopher T. Ishikawa, who is currently Senior Vice President and Chief Investment Officer of LTC and currently serves in the same positions with the Company and Pamela J. Privett, who is currently Senior Vice President, General Counsel and Secretary of LTC and currently serves in the same positions with the Company. None of the members of management of the Company is committed to spending a particular amount of time on the Company's affairs, nor will any of them devote his or her full time to the Company. The Company anticipates that each of the members of management of the Company will spend approximately 25% of his or her time on the Company's affairs. As such, pursuant to the administrative services agreement, the Company will pay 25% of the aggregate amount of the wages, salaries and bonuses of LTC's employees (which includes the members of management of the Company) to LTC and LTC will pay the remaining 75% of such amount.

     The Company and LTC have entered into certain agreements providing for
(i) the orderly separation of the Company and LTC, (ii) the sharing of certain facilities and services, and (iii) the allocation of certain tax and other liabilities. Because the management of both the Company and

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

     LTC is largely the same, conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse effect on the Company if not properly resolved. More specifically, members of the Board and senior management of the Company and LTC may be presented with conflicts of interest with respect to certain matters affecting the Company and LTC, such as the determination of which company may take advantage of potential business opportunities, decisions concerning the business focus of each company (including decisions concerning the types of properties and geographic locations in which such companies make investments), potential competition between the business activities conducted, or sought to be conducted, by such companies (including competition for properties and tenants), possible corporate transactions (such as acquisitions), and other strategic decisions affecting the future of such companies. Conflicts also may arise with respect to the restriction on the Company's right to engage in certain activities or make certain investments unless LTC was first offered the opportunity and declined to pursue such activities or investments (as described below). In this regard, the Company and LTC have adopted policies and procedures to be followed by the Board of Directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies and require approval of the disinterested directors of both companies with respect to the intercompany agreement and the administrative services agreement. The members of the Board of Directors of each company that do not have any potentially significant conflict of interest between the companies will determine whether a matter presents such a significant conflict. The intercompany agreement prohibits the Company from developing a direct or indirect opportunity to invest in real estate through mortgage loans, facility lease transactions and other investments unless LTC was first offered the opportunity and declined to pursue such activities or investments. The intercompany agreement also prohibits the Company from prepaying or causing to be prepaid any of its mortgage loans provided by LTC which are securitized in REMIC transactions.

FAILURE OF LTC TO QUALIFY AS A REIT WOULD ALLOW LTC TO COMPETE WITH THE COMPANY

The intercompany agreement prohibits the Company from developing a direct or indirect opportunity to invest in real estate through mortgage loans, facility lease transactions and other investments unless LTC was first offered the opportunity and declined to pursue such activities and investments. As a real estate investment trust ("REIT"), LTC is required to focus principally on investment in certain real estate assets and is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. If LTC in the future should fail to qualify as a REIT, it would thereafter have the ability to participate in a broader range of investments and activities that are presented to it by the Company under the intercompany agreement. As a result, LTC's ability to engage in non-REIT activities could (i) significantly restrict the opportunities the Company may pursue, and/or (ii) allow LTC to compete with the Company for non-REIT investments. Accordingly, if LTC should fail to qualify as a REIT, that failure could have a material adverse effect on the Company.

RELATED PARTY TRANSACTIONS

The Company and LTC entered into the intercompany agreement and the administrative services agreement on September 30, 1998. Because LTC owned nonvoting common stock of the

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

Company (representing approximately 99% of the outstanding shares of Company Common Stock) at the time the agreements were entered into, such agreements were not negotiated at arms-length and may include terms which are not as favorable as would have been derived from arms-length negotiations.

In addition, although the intercompany agreement and administrative services agreement each have a stated term of 10 years, both of these agreements shall terminate sooner upon a change of control of LTC. A change of control of LTC shall occur upon the occurrence of any of the following: (i) any person or related group of persons directly or indirectly acquires beneficial ownership of more than 50% of the voting power of LTC, (ii) there is a change in the composition of the LTC Board over a period of 36 consecutive months (or less) such that a majority of the LTC Board ceases to be comprised of individuals who either (A) have been board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time such election or nomination was approved by the LTC Board; or (iii) there is a change in the composition of LTC's senior executive management such that both Andre C. Dimitriadis and James J. Pieczynski cease to be employed by LTC. In addition, the Administrative Services Agreement may be terminated by either LTC or the Company upon 30 days' prior written notice to the other party.

RELIANCE ON MAJOR OPERATORS

Karrington Health, Inc., Sun Healthcare Group, Inc. (through its wholly owned subsidiary Sunrise Healthcare Corporation) and Integrated Health Services, Inc. are the Company's largest operators. These operators, and the Company's other operators, manage long-term care facilities on each of the Company's properties. The financial position of the Company may be adversely affected by financial difficulties experienced by any of such operators, or any other major operator of the Company, including a bankruptcy, insolvency or general downturn in the business of any such operator, or in the event any such operator does not renew its leases as they expire.

CONCENTRATION OF COMPANY OPERATORS IN LONG-TERM CARE INDUSTRY

     The long-term care businesses of the major operators of the Company, and the healthcare industry generally, are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, certain capital expenditures, the quality of services provided, the manner in which such services are provided, financial and other arrangements between healthcare providers (including anti-kickback and self-referral arrangements) and reimbursement for services rendered. The failure of any Company operator to comply with such laws, requirements and regulations could adversely affect its ability to operate the facility or facilities and could adversely affect such Company operator's ability to make payments to the Company, thereby adversely affecting the Company.

RELIANCE ON GOVERNMENT REIMBURSEMENT

A significant portion of the revenue of the Company's lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. These programs are highly

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

regulated and subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. In recent years, there have been fundamental changes in the Medicare program which have resulted in reduced levels of payment for a substantial portion of health care services. Moreover, health care facilities have experienced increasing pressures from private payers such as health maintenance organizations attempting to control health care costs, and reimbursement from private payers has in many cases effectively been reduced to levels approaching those of government payers. Governmental and popular concern regarding health care costs may result in significant reductions in payment to health care facilities, and there can be no assurance that future payment rates for either governmental or private health care plans will be sufficient to cover cost increases in providing services to patients. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to
those patients.   Any changes in reimbursement policies which reduce
reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of the Company's lessees and thereby adversely affect those lessees' abilities to make their lease payments to the Company. Failure of the lessees to make their lease payments would have a direct and material adverse impact on the Company.

HEALTH CARE REFORM

The Balanced Budget Act of 1997 signed by President Clinton on August 5, 1997 (the "Act"), enacted significant changes to the Medicare and Medicaid Programs designed to "modernize" payment and health care delivery systems while achieving substantial budgetary savings.

In seeking to limit Medicare reimbursement for long term care services, the Act mandated the establishment of a prospective payment system for skilled nursing facility services to replace the current cost-based reimbursement system. The cost-based system reimburses skilled nursing facilities for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the Program) as well as capital costs and ancillary costs, subject to limits fixed for the particular geographic area served by the skilled nursing facility. Under the prospective payment system, skilled nursing facilities will be paid a federal per diem rate for covered services. The per diem payment will cover routine service, ancillary, and capital-related costs. The prospective payment system will be phased in over three cost reporting periods, starting with periods beginning on or after July 1, 1998.

Under provisions of the Act, states will be provided additional flexibility in managing their Medicaid programs while achieving in excess of $13 billion in federal budgetary savings over five years. Among other things, the Act repealed the Boren Amendment payment standard, which had required states to pay "reasonable and adequate" payments to cover the costs of efficiently and economically operated hospitals, nursing facilities, and certain intermediate care facilities.

These health care reforms may reduce reimbursement to levels that are insufficient to cover the cost of providing patient care, which could adversely affect revenues of the Company's borrowers and lessees and thereby adversely affect those borrowers' and lessees' abilities to make their debt or lease payments to the Company. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on the Company.

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

FRAUD AND ABUSE ENFORCEMENT

In the past several years, due to rising health care costs, there has been an increased emphasis on detecting and eliminating fraud and abuse in the Medicare and Medicaid programs. Payment of any remuneration to induce the referral of Medicare and Medicaid patients is generally prohibited by federal and state statutes. Both federal and state self-referral statutes severely restrict the ability of physicians to refer patients to entities in which they have a financial interest. The Act provided the federal government with expanded enforcement powers to combat waste, fraud and abuse in the delivery of health care services. Further, pursuant to a government initiative called Operation Restore Trust, the Office of Inspector General and the Health Care Financing Administration have increased investigations and enforcement activity of fraud and abuse, specifically targeting nursing homes, home health providers and medical equipment suppliers. Failure to comply with the foregoing fraud and abuse laws or government program integrity regulations may result in sanctions including the loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties.

It is anticipated that the trend toward increased investigation and informant activity in the area of fraud and abuse, as well as self-referral, will continue in future years. In the event that any borrower or lessee were to be found in violation of laws regarding fraud, abuse or self-referral, that borrower's or lessee's licensure or certification to participate in government reimbursement programs could be jeopardized, or that borrower or lessee could be subject to civil and criminal fines and penalties. Either of these occurrences could have a material adverse affect on the Company by adversely affecting the borrower's or lessee's ability to make debt or lease payments to the Company.

DILUTION

The Company may from time to time raise additional capital from the issuance and sale of equity securities. Any such issuances may significantly dilute the interests of the existing holders of Company securities, including the Company Common Stock.

DIFFICULTY OF LOCATING SUITABLE INVESTMENTS; COMPETITION

The Company was recently organized and has not, to date, began to seek investments. Identifying, completing and acquiring real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. The Company will be competing for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. There can be no assurance that the Company will be able to locate and complete investments which satisfy the Company's rate of return objective or realize upon their value or that it will be able to fully invest its available capital.

Many of those with whom the Company will compete for investments are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company.

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

ACQUISITION, DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES

ACQUIRED PROPERTIES MAY FAIL TO PERFORM AS EXPECTED AND CAPITAL EXPENDITURES MAY EXCEED ESTIMATES. Acquisitions of any properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

UNCERTAINTY OF CASH FLOW FROM DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES. Risks associated with the Company's development, construction and renovation activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction and renovation costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; and development, construction, renovation and lease-up may not be completed on schedule (including risks beyond the control of the Company, such as weather or labor conditions or material shortages) resulting in increased debt service expense and construction costs. Development, construction and renovation activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development, construction and renovation activities once undertaken, any of which could adversely affect the financial condition and results of operations of the Company. Properties under development or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion. In addition, new development and renovation activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

Any properties developed and renovated by the Company will be subject to the risks associated with the ownership and operation of real estate described elsewhere in this document.

OPERATING RISKS

POTENTIAL INCREASES IN OPERATING COSTS. If the properties of the Company, the properties of those entities in which it invests or the properties of those entities to which it will lend (collectively, the "Properties") do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of the Company may be adversely affected. The Properties are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates.

DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

The Company's cash flow, results of operations and value of its assets would be adversely affected if a significant number of operators of the Properties failed to meet their lease obligations. The bankruptcy or insolvency of a major operator may have an adverse effect on a property. At any time, an operator also may seek protection under the bankruptcy laws, which

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

could result in rejection and termination of such operator's lease and thereby cause a reduction in the cash flow of the property. If an operator rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15.0% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the Properties will not experience significant operator defaults in the future.

POTENTIAL ADVERSE CONSEQUENCES OF DEBT FINANCING

USE OF LEVERAGE COULD ADVERSELY AFFECT THE COMPANY.   A majority of the
Company's real estate equity investments utilize a leveraged capital structure, in which case third party lenders are entitled to cash flow generated by such investments prior to the Company receiving a return. As a result of such leverage, the Company is subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to the Company, and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by the Company, it also will increase the risk of loss on a leveraged investment. If the Company defaults on secured indebtedness, the lender may foreclose and the Company could lose its entire investment in the security for such loan. Because the Company may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or non-performing investments. In addition, recourse debt, which the Company reserves the right to obtain, may subject other assets of the Company to risk of loss.

INABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY; FORECLOSURES. The Company anticipates that only a portion of the principal of the Company's indebtedness outstanding from time to time will be repaid prior to maturity. However, the Company may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties or other assets upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for further investment.

RISING INTEREST RATES COULD INCREASE THE COMPANY'S INTEREST EXPENSE. The Company may incur indebtedness in the future that bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense and adversely affect the financial condition and results of operations of the Company.

RESTRICTIVE COVENANTS COULD ADVERSELY AFFECT THE COMPANY'S BORROWINGS. Various credit facilities or other debt obligations may require the Company to comply with a number of

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company's ability to borrow funds or may cause default under its then-existing indebtedness.

NO LIMITATION ON DEBT. The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. The Company also has the ability to use a more highly leveraged business strategy than typically used by REITs. As part of its business strategy, the Company intends to engage in the ownership of leveraged properties, and as such, the purchase of additional properties will cause the Company's debt to increase. Accordingly, the Company could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on the Company's indebtedness.

INABILITY TO REFINANCE INDEBTEDNESS. The Company has approximately $29.4 million of mortgage loans payable that were securitized by LTC in REMIC transactions. The interest rates on the mortgage loans range from 8.0% to 12.0%. In connection with the administrative services agreement, the Company has agreed not to prepay or cause to be prepaid any of its mortgage loans provided by LTC which are securitized in REMIC transactions unless the property is sold to an unaffiliated third party. Because of this agreement, the Company will not have the ability to refinance this mortgage debt and consequently will not be able to lower its interest costs in a low interest rate environment.

EQUITY INVESTMENTS IN AND WITH THIRD PARTIES

DEPENDENCE ON THIRD PARTIES. The Company invests in health care companies and may invest in shares of REITs, health care companies or other entities that invest in real estate or health care assets, including debt instruments and equity interests. In such cases, the Company will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate and investment in debt set forth in this document.

POTENTIAL LACK OF CONTROL OF MANAGEMENT. The Company also co-invests with third parties and may continue to do so through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

POTENTIAL CONFLICTS AND INCREASED BANKRUPTCY, LIABILITY AND OTHER RISKS. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that the Company's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives. Such investments also may have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

subjecting properties owned by the partnership or joint venture to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS

Equity and debt investments in real estate may be relatively illiquid. Such illiquidity limits the ability of the Company to modify its portfolio in response to changes in economic or other conditions and may have a material adverse effect on the Company. Illiquidity may result from the absence of an established market for the investments as well as legal or contractual restrictions on their resale by the Company.

DISADVANTAGES OF INVESTMENTS IN DEBT INSTRUMENTS

DEPENDENCE ON BORROWERS TO PRESERVE VALUE OF COLLATERAL; POSSIBILITY OF NONPAYMENT. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than the Company's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which the Company is seeking to obtain control of the underlying real estate. The Company is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this document. Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.

UNRATED DEBT INSTRUMENTS. It is anticipated that a substantial portion of the debt in which the Company invests will not be rated by any nationally-recognized rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. The Company's acquisition of credit supported classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings may increase the risk of nonpayment or of a significant delay in payments on these classes. Should rated assets be downgraded, it may adversely affect their value and the Company. The Company's potential investments in such assets will likely be from unrelated third parties.

LIMITED REMEDIES UPON DEFAULT OF MORTGAGE LOANS

To the extent the Company invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, the Company may have to foreclose its mortgage or protect its interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

declines in the value of the property may prevent the Company from realizing an amount equal to its mortgage loan upon foreclosure.

The Company may participate in loans originated by other financing institutions. As a participant, the Company may not have the sole authority to declare a default under the mortgage or to control the property or any foreclosure.

Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, the Company may make payments to prevent foreclosure on the senior mortgage without necessarily improving the Company's position with respect to the subject real property. In such event, the Company would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

DISADVANTAGES OF INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES

INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES SUBJECT TO REAL ESTATE RISKS APPLICABLE TO UNDERLYING PROPERTIES. The Company may seek to invest in real estate-related debt instruments, which may include commercial mortgage-backed securities. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of commercial mortgage securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of commercial mortgage loans.

INVESTMENT IN COMMERCIAL MORTGAGE-BACKED SECURITIES SUBJECT TO RISKS ASSOCIATED WITH PREPAYMENT OF UNDERLYING MORTGAGES. As with many interest bearing mortgage-backed instruments, prepayments of the underlying mortgages may expose the Company to the risk that an equivalent rate of return is not available in the current market and that new investment of equivalent risk will have lower rates of return. Certain types of investments in commercial mortgage-backed securities may be interest-only securities which expose the holder to the risk that the underlying mortgages may prepay at a faster rate than anticipated at acquisition. Faster than anticipated prepayments may cause the investment in interest-only commercial mortgage-backed securities to have a lower than anticipated rate of return and could result in a loss of the initial investment under extreme prepayment scenarios.

CREDIT SUPPORT FOR COMMERCIAL MORTGAGE-BACKED SECURITIES MAY PROVE INADEQUATE. The risks of investing in commercial mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing commercial mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

SUBORDINATED SECURITIES MAY NOT BE REPAID UPON DEFAULT. The Company may acquire subordinated tranches of commercial mortgage-backed securities issuances. In general, subordinated tranches of commercial mortgage-backed securities are entitled to receive

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly, such subordinated commercial mortgage-backed securities may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

LIMITATIONS ON REMEDIES UPON DEFAULT

Although the Company will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of the Company to effectively exercise such remedies.

The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory provisions.

THIRD-PARTY BANKRUPTCY RISKS

Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and the Company could be liable to third parties in such circumstances. Furthermore, distributions made to the Company in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of the Company to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

COSTS OF COMPLIANCE WITH THE INVESTMENT COMPANY ACT

The Company is currently not registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since management believes that the Company either is not within the definition of "investment company" thereunder or, alternatively, is excluded from regulation under the Investment Company Act by one or more exemptions. In the future, the Company will seek to continue to conduct its operations so as to avoid registration under the Investment Company Act. Therefore, the assets that the Company may acquire or sell may be limited by the provisions of the Investment Company Act. If the Company were to become an investment company under the Investment Company Act and if it failed to qualify for an exemption thereunder, it would be unable to conduct its business as presently conducted which could have a material adverse effect on the Company and the market price for the Company Common Stock.

UNINSURED LOSSES

The Company requires its lessees to carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications,

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of the Company.

With respect to those properties in which the Company holds an interest through a mortgage, as well as those properties owned by entities to whom the Company makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for the Company to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than the Company would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on the Company's cash flow or financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. The operation and subsequent removal of certain underground storage tanks also are regulated by Federal and state laws. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances, and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

HEDGING POLICIES/RISKS

In connection with the financing of certain real estate investments, the Company may employ hedging techniques designed to protect the Company against adverse movements in currency

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while the Company may benefit from the use of these hedging mechanisms generally, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for the Company than if it had not entered into such hedging transactions.

In connection with the financing of certain real estate investments, the Company may use derivative financial instruments primarily to reduce exposure to adverse fluctuations in interest rates and foreign exchange rates. The Company does not intend to enter into derivative financial instruments for trading purposes. Any derivative position maintained by the Company would be used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The Company intends to invest in derivatives having straightforward instruments with liquid markets. In order to reduce counter-party credit or legal enforcement risk, all counter-parties will be major investment or commercial banks and all transactions will be executed with documentation consistent with accepted industry practice.

DIVIDEND POLICY

The future payment of dividends by the Company will depend on decisions that will be made by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.

In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many companies and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of the Company Common Stock.

CERTAIN ANTI-TAKEOVER FEATURES AFFECTING A CHANGE IN CONTROL OF THE COMPANY

Certain provisions of the Company Articles and the Company Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions include Article II of the Company Articles which authorizes the Company Board to issue shares of preferred stock of the Company, in one or more series, and to establish the rights and preferences (including the convertibility of such shares of preferred stock into shares of Company Common Stock) of any series of preferred stock so issued. The Company's stockholders have no right to take action by written consent and are, except as otherwise required by law, not permitted to call special meetings of stockholders. Any amendment of the Company Bylaws by the stockholders or certain provisions of the Company Articles requires the affirmative vote of at least 66 2/3% of the shares of voting stock then outstanding. In addition, the affirmative vote of at least 66 2/3% of the shares of voting stock then outstanding is required for any merger, exchange or consolidation to which the Company is a party and which requires stockholder approval under Nevada statutory law

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

and any sale or other disposition by the Company of all or substantially all of its assets. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Company Common Stock. Such provisions also may inhibit fluctuations in the market price of the Company Common Stock that could result from takeover attempts and could discourage an acquisition attempt or other transaction that some or a majority of stockholders might believe to be in their best interests. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board.

In addition, certain provisions of Nevada statutory law may make more difficult the acquisition of control of the Company without the approval of the Company Board. Nevada's Combinations with Interested Stockholders statute (NRS Sections 78.411-78.444), which applies to Nevada corporations having at least 200 stockholders, prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A "combination" means any merger or consolidation with an "interested stockholder," or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) 10% or more of the earning power or net income of the corporation. An "interested stockholder" means a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the voting power of the corporation. A corporation to which this statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then, after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher; (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher; or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

Nevada's Acquisition of Controlling Interest statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this Information Statement, the Company does not have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to the Company.

The Acquisition of Controlling Interest statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested

                                                                    EXHIBIT 99

                                LTC HEALTHCARE, INC.

                                    RISK FACTORS

                                    (CONTINUED)

stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "Control Shares" and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Acquisition of Controlling Interest statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on the efforts of its executive officers and other key personnel. While the Company believes that it could find replacements for these persons, the loss of their services could have a temporary adverse effect on the operations of the Company. None of the Company's executive officers or other key personnel has an employment agreement with the Company. There can be no assurance that the Company will be able to retain these persons or to attract suitable replacements or additional personnel if required. The Company has not obtained key-man insurance for any of its executive officers or other key personnel.